Exhibit 99.2

Packaging Corporation of America Announces Additional $200 Million Share Repurchase Authorization

LAKE FOREST, Ill – February 25, 2016 – Packaging Corporation of America (NYSE: PKG) announced today that its Board of Directors has authorized the repurchase of an additional $200 million of the company’s outstanding common stock. The company completed repurchases under its previously-announced authorization earlier this month.

Repurchases may be made from time to time in open market or privately negotiated transactions in accordance with applicable securities regulations. The timing and amount of repurchases will be determined by the company in its discretion based on factors such as PCA’s stock price and market and business conditions.

Commenting on the additional authorization, Mark W. Kowlzan, Chairman and Chief Executive Officer of PCA, said, “Our substantial operating cash flow provides us with an excellent opportunity to continue to repurchase shares and return value to our shareholders. We have repurchased 3.6 million shares since our last repurchase authorization was announced on July 21, 2015, including 1.9 million shares since the beginning of 2016.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 93 corrugated products plants and related facilities.

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future intent to repurchase shares. Statements that contain words such as “will,” “should,” “anticipate,” “believe,” “expect,” “intend,” “estimate,” “hope,” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Barbara Sessions

Investor Relations: (877) 454-2509

PCA Web Site: www.packagingcorp.com